Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Freeport- McMoRan Copper & Gold Inc. on Form S-8 (Registration Nos. 33-63267, 33-63269, 33-63271, 333-85803, 333-105535, 333-115292, 333-136084, 333-141358 and 333-147413), Form S-3 (Registration Nos. 333-104564, 333-114430 and 333-140997) and Form S-4 (Registration Nos. 333-114217 and 333-139252), of our reports dated February 29, 2008, with respect to the consolidated financial statements and schedule of Freeport-McMoRan Copper & Gold Inc. and the effectiveness of internal control over financial reporting of Freeport-McMoRan Copper & Gold Inc., included in this Annual Report (Form 10-K) of Freeport-McMoRan Copper & Gold Inc. for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Phoenix, Arizona
February 29, 2008